Press Release

Warwick Valley Fills Board Vacancy

(Warwick, NY, March 19, 2007) Warwick Valley Telephone Company (Nasdaq: WWVY) (the “Company”) announced today that on March 14, 2007, the Board of Directors of Warwick Valley Telephone Company elected Mr. Thomas H. Gray to fill the vacancy on the Company’s Board of Directors resulting from the previously announced resignation of Corinna S. Lewis, whose term was to expire as of the 2008 Annual Meeting of Shareholders. Mr. Gray will serve for a term that will run until the Company’s upcoming Annual Meeting of Shareholders and until a successor has been elected and qualified.

Mr. Gray, 57, has been serving as the Interim President and Chief Executive Officer of the Company since January. He is also the founder and leader of the Telecom Expert Group (2001-present). Formerly a Vice President with Ameritech and Belgacom (prior to 2000), and FLAG Telecom (from 2000-2001), he has 37 years experience in United States and international telecom general management, strategy, organization, due diligence, mergers and acquisitions, marketing, product development, customer service and operations. His experience with small business operations was obtained as a Managing Director of Mooney Airplane Company (in 2004) and as a member of the Board of Directors of Mooney Aerospace Group (2005-2006).

Contact: Warwick Valley Telephone Company

Thomas H. Gray

(845) 986-8080